Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 8, 2021, with respect to the consolidated financial statements of Atieva, Inc. included in this Current Report on Form 8-K of Lucid Group, Inc. We consent to the incorporation by reference of said report in the Registration Statement of Lucid Group, Inc on Form S-8 (File No. 333-259794).

/s/ GRANT THORNTON LLP

San Francisco, California
December 9, 2021